UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 30, 2007

GULFPORT ENERGY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-19514	73-1521290
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

14313 North May Avenue, Suite 100, Oklahoma City, Oklahoma	73134
(Address of principal executive offices)	(Zip code)

(405) 848-8807

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 30, 2007, Gulfport Energy Corporation (“Gulfport”) entered into a definitive agreement (the “Agreement”) with Windsor Permian LLC (“Windsor Permian”) under which Gulfport has the right to participate on a 50/50 basis with Windsor Permian in the acquisition of certain strategic assets in Upton County, Texas in the Permian Basin (the “Assets”). Under the Agreement, Gulfport has an irrevocable, unconditional option (the “Option”) to purchase a direct, undivided 50% interest in the Assets for 50% of the aggregate purchase price and also receive a proportionate assignment of Windsor Permian’s rights under the related purchase agreement (the “Purchase Agreement”). In addition, in connection with such acquisition, Gulfport will assume 50% of certain obligations assumed by Windsor Permian under the Purchase Agreement. Gulfport has until December 12, 2007 to exercise the Option. Gulfport paid Windsor Permian $8.5 million for the Option, which amount is to be applied to Gulfport’s portion of the purchase price for the acquisition in the event Gulfport exercises the Option and the acquisition is completed. Under the terms of the Agreement, Gulfport and Windsor Permian have agreed to share equally all third-party costs and expenses incurred by each of them in connection with the transaction.

The transaction contemplated by the Purchase Agreement is scheduled to close on December 20, 2007, subject to customary closing conditions, with an effective date of November 1, 2007. The aggregate purchase price for the acquisition is $170 million, subject to closing adjustments. Windsor Permian is an affiliated company controlled by Wexford Capital LLC.

The foregoing description of the Agreement is qualified in its entirety by the full text of the document attached hereto as Exhibit 10.1 and incorporated by reference in this report.

Item 7.01.	Regulation FD Disclosure.

On December 3, 2007, Gulfport issued a press release announcing its entry into the Agreement and providing certain other information. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K, which shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 8.01.	Other Events.

As reported in its filings with the Securities and Exchange Commission, Gulfport has previously entered into certain forward sales contracts to hedge its production for the periods from June 2007 until December 2008. Subsequent to Gulfport’s filing of its Quarterly Report on Form 10-Q for the third quarter of 2007, Gulfport entered into the following additional forward sales contracts. For the months of July 2008 and August 2008 and the period September 2008 through December 2008, Gulfport entered into forward sales contracts for the sale of an additional 1,000 barrels of production per day in each such period, bringing the total production committed under these arrangements to 3,000 barrels per day in each such period at weighted average daily prices before transportation costs of $81.37, $82.44 and $82.20 per barrel, respectively. For each month of 2009, Gulfport entered into forward sales contracts for the sale of 1,000 barrels of production per day at a weighted average daily price of $ 83.43 per barrel before transportation costs. Although these arrangements are intended to mitigate the effects of commodity price fluctuations, they may expose Gulfport to risk of financial loss in certain circumstances, including instances where production is less than expected or oil prices increase. In addition, these arrangements may limit the benefit to Gulfport of increases in the price of oil.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
10.1	Agreement, dated November 30, 2007, by and between Windsor Permian LLC and Gulfport Energy Corporation.

99.1	Press release dated December 3, 2007 entitled “Gulfport Energy Announces Permian Asset Acquisition.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GULFPORT ENERGY CORPORATION

Date: December 4, 2007	By:	/s/ MICHAEL G. MOORE
Michael G. Moore
Chief Financial Officer

Exhibit Index

Exhibit Number	Description
10.1	Agreement, dated November 30, 2007, by and between Windsor Permian LLC and Gulfport Energy Corporation.

99.1	Press release dated December 3, 2007 entitled “Gulfport Energy Announces Permian Asset Acquisition.”